EXHIBIT 2.2

AMENDMENT TO
JUNE 23, 2005 EQUITY TRANSFER AGREEMENT

This Amendment to the June 23, 2005 Equity Transfer Agreement (the “Agreement”) is made as of January 16, 2006 by the following parties:

Zhao, Yan (Party“A”), a citizen of the PR China with identity number 210203195412235044; and

Jia, Zhong Bo (Party“B”), a citizen of the PR China with identity number 210203195411295037; and

Guan, Yun Ke (Party“C”) a citizen of the PR China with identity number 210204471206071; and

Yang, Ji Wen (Party“D”) a citizen of the PR China with identity number 210202540625691;

Hereinafter referred as “Sellers”; and

Northport Capital, Inc., (after referred as the “Purchaser”), a US company organized under the laws of the State of Colorado with its principal address at: #925 S. Atlantic Blvd., Suite 201B, Monteray Park, California, 91754

Collectively, the “Parties”; individually, a “Party”.

R E C I T A L S

          WHEREAS, DALIAN BEIGANG INFORMATION INDUSTRY DEVELOPMENT CO. LTD. (the “Company”) is a company duly incorporated under the laws of People’s Republic of China (the “PRC”) with its principal address at Unit 512, A Section, 1 Huo Ju Road, Qi Xian Ling Industrial Base, High-Tech Zone Dalian 116025, Liao Ning Province, PR China.

          WHEREAS, PARTIES A,B,C and D collectively own 100% of the equity interest of the Company;

          WHEREAS, the Sellers desire to transfer one hundred percent (100%) equity interests owned in Company” (the “Equity Interest”), to the Purchaser; and the Purchaser desires to purchase from the Sellers the Equity Interest;

          WHEREAS, the Parties previously entered into an Equity Transfer Agreement dated June 23, 2005 which called for a payment of $150,000. in US funds as the full purchase price to be paid to the Sellers in exchange for the 100% equity transfer of the Company.

          WHEREAS, revised laws and regulations in China now allow the purchase price for such equity transfers to be in the form of equity of the Purchaser as an alternative to cash payments.

          THEREFORE, the Parties agree as follows:

PURCHASE PRICE IN THE FORM OF SHARES OF THE PURCHASER

The original Equity Transfer Agreement dated June 23, 2005 is amended to reflect the following:

          The Purchaser will purchase from the Sellers, and the Sellers will sell to the Purchaser, free and clear of any and all liens, pledges, mortgages, security interests or other encumbrances, 100% of the equity interest held by the Sellers in Company (the “Transferred Equity”), in consideration of the payment (the “Purchase Price”) in the form of 1,500,000 treasury common shares of the Purchaser to be issued to the Sellers in amounts proportionate to their equity interests in the Company, and which in total are valued in the amount of USD 150,000.

Pursuant to the Chinese laws, within three months to one year after the approval of the business license of the WFOE by the Chinese government, the Purchaser shall issue such treasury common shares to the Sellers.

          IN WITNESS WHEREOF, each of the parties has caused this Amendment to the June 23, 2005 Equity Transfer Agreement to be executed by its duly authorized officers as of the day and year first above written.

A: Zhao, Yan

_______________________

B: Jia, Zhong Bo

_______________________

C: Guan, Yun Ke

_______________________

D: Yang, Ji Wen

_______________________

NORTHPORT CAPITAL, INC.

Authorized Representative:

Name:

Title:

DALIAN BEIGANG INFORMATION INDUSTRY DEVELOPMENT CO LTD.

Authorized Representative:

Name:	Jia, Zhong Bo
Title:	President